Filed Pursuant to Rule 433
Registration No. 333-209779
September 18, 2017
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated September 18, 2017)

Issuer:	Georgia Power Company
Security:	Series 2017A 5.00% Junior Subordinated Notes due October 1, 2077
Format:	SEC Registered
Trade Date:	September 18, 2017
Expected Settlement Date:	September 21, 2017 (T+3)
Listing:	Intend to apply to list on the New York Stock Exchange; if approved for listing, trading expected to begin within 30 days of issuance
Expected Ratings:*	Baa1 (Negative)/BBB (Negative)/A- (Rating Watch Negative) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$270,000,000
Over-allotment Option:	None
Denominations:	$25.00 and integral multiples of $25.00 in excess thereof
Initial Public Offering Price:	$25.00 per security
Purchase Prices:	$24.2125 per security (for sales to non-institutions)
$24.50 per security (for sales to institutions)
Maturity Date:	October 1, 2077
Coupon:	5.00%
Optional Deferral:	Up to 40 consecutive quarterly periods per deferral
Optional Redemption:	Redeemable, in whole or in part, on or after October 1, 2022 at 100% of the principal amount, plus any accrued and unpaid interest
Call for Tax Event:	Prior to October 1, 2022, at any time at 101% of the principal amount, plus any accrued and unpaid interest
Call for Rating Agency Event:	Prior to October 1, 2022, at any time at 102% of the principal amount, plus any accrued and unpaid interest
Interest Payment Dates:	January 1, April 1, July 1 and October 1 of each year, beginning January 1, 2018
CUSIP/ISIN:	373334 440/US3733344408
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC
Senior Co-Managers:	BNP Paribas Securities Corp. MUFG Securities Americas Inc.
Co-Managers:	Blaylock Van, LLC CastleOak Securities, L.P. CIBC World Markets Corp. Fifth Third Securities, Inc. TD Securities (USA) LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling The Southern Company collect at 1-404-506-0776, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-800-584-6837, UBS Securities LLC toll-free at 1-888-827-7275 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.